PRESS RELEASE Exhibit 99.1
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

brian prenoveau, CFA
DIRECTOR, INVESTOR RELATIONS
bprenoveau@masonite.com
813.371.5839

201 N Franklin St
Ste 300
Tampa, FL 33602

Masonite International Corporation Names Randy White to Lead Global Operations and Supply Chain

Tampa, FL, September 12, 2017 - Masonite International Corporation (NYSE: DOOR) today announced the appointment of Randy White as Senior Vice President, Global Operations and Supply Chain effective on or about September 25, 2017.

Randy joins Masonite from Joy Global, Inc., a leading manufacturer of high productivity mining equipment, where he has served in various operations and manufacturing roles since 2008, most recently serving as the Vice President Operations, Supply Chain, Quality and Operational Excellence (Lean) since 2014. Prior to joining Joy Global, Inc., he held various marketing and operational positions with Magnum Magnetics Inc. and with Cooper Crouse-Hinds. He also spent 10 years at The Wiremold Company as a product manager and a production supervisor in addition to other operational roles. He earned his BS and MBA in Finance from West Virginia University.

“Randy is an experienced Operations and Supply Chain Leader with a 25+ year track record of implementing lean operating systems and driving growth and profitability through operational excellence,” said Fred Lynch, President and CEO. “We believe his skill sets are exactly what we need to not only meet, but to also exceed our customers’ demanding supply chain requirements.”

About Masonite

Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite serves more than 7,000 customers in 65 countries. Additional information about Masonite can be found at www.masonite.com.

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